Exhibit 99.1
Global Water Resources Reports Third Quarter 2022 Results
PHOENIX, AZ – November 9, 2022 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the third quarter ended September 30, 2022. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below.)
Q3 and 9-Month 2022 Financial Highlights
•Regulated revenues increased $1.2 million, or 11.0%, to $11.9 million during the third quarter of 2022 with the growth driven primarily by an 8.0% increase in active service connections and an increase in rates effective August 1, 2022, due to Rate Decision No. 78644. For the first nine months of 2022, regulated revenues increased $2.8 million or 8.9% to $33.6 million, with the increase also corresponding to the greater number of active service connections and the increase in rates.
•Net income increased $0.2 million or 12.6% to $1.7 million or $0.07 per share in the third quarter. In the first nine months, net income totaled $4.7 million or $0.20 per share, an increase of $1.4 million or 43.5% compared to the same year-ago period.
•Adjusted EBITDA increased $1.1 million or 21.0% to $6.1 million in the third quarter (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below). In the first nine months, adjusted EBITDA increased $3.4 million or 24.6% to $17.4 million compared to the same year-ago period.
•Received net proceeds of approximately $14.9 million in a public offering of common stock, which the company plans to use the funds for potential acquisitions, working capital and other general corporate purposes.
•Increased revolving credit line with Northern Trust from $10.0 million to $15.0 million.
•Declared three monthly cash dividends of $0.02458 per common share, or $0.29496 per share on an annualized basis.
Q3 2022 Operational Highlights
•Total active service connections increased 8.0% to 56,134 at September 30, 2022 from 51,958 at September 30, 2021.
•Received approval from the Arizona Corporation Commission (ACC) to, among other things, establish new water, wastewater, and recycled water rates for 96% of the company's active service connections. Effective August 1, 2022, the new rates will be phased-in over approximately two years and are expected to result in an annualized revenue increase of approximately $2.2 million. The last rate increase was in 2014, which helped fund substantial infrastructure investments by the company.
Subsequent Events
•On October 3, 2022, filed an application at the ACC for approval to acquire Farmers Water Company.
•Completed the upgrade of Las Quintas Serenas customer connections from manually read meters to smart meters. The smart meters supports greater operational efficiencies as well as real-time automated notifications.

•On November 9, 2022, the Arizona Corporation Commission verbally approved Global Water’s proposed acquisition of Farmers Water Co., a signed order is anticipated to be received by the end of the year.

Management Commentary
“In Q3, we continued to generate significant top-line and bottom-line growth,” stated Global Water Resources president and CEO, Ron Fleming. “This was primarily driven by organic growth in connections, new connections associated with the acquisition of LQS, and new rates.
“As with past rate increases, the additional financial resources generated by the higher rates will help us meet the needs of our customers today and into the future. This includes maintaining our high-quality water and wastewater infrastructure, as well as expanding on our high-class utility services for the communities that we have the privilege to serve.
“We also recycled approximately 246 million gallons of water during the quarter. Such recycling is a primary component of our Total Water Management approach that allows us to achieve meaningful conservation for growing communities. We believe our integrated utility solution and applied expertise is beneficial to all stakeholders, from our customers and communities to our land development and municipal partners.”
Global Water's CFO, Mike Liebman, commented: “We believe our strong capital position enables us to pursue growth through investments in organic expansion, acquisitions and new projects. These financial resources include our unused revolving credit line of $15 million and the $15 million cash on the balance sheet.”
Fleming added: “While we are currently experiencing a slowdown in housing in response to inflation and increased interest rates, we believe we remain well positioned within our service areas. We are especially well situated within the path of population and job growth in and around metro-Phoenix.
“We also anticipate future growth through further acquisitions and new service area expansion, including large industrial projects that are looking to locate in and near our large service areas.”

Q3 2022 Financial Summary
Revenues
Total revenues in the third quarter of 2022 increased $0.5 million or 4.3% to $11.9 million compared to $11.4 million in the same period in 2021.
Total revenues for the first nine months of 2022 increased $2.0 million or 6.4% to $33.6 million as compared to $31.6 million in the same year-ago period.
The increase in revenue for both periods reflects the 8.0% increase in active service connections due to organic growth, combined with new connections associated with the acquisition of Las Quintas and increases in consumption, combined with a slight increase in rates due to Rate Case Decision No. 78644. The increase in revenue in both periods were partially offset by the reduction in ICFA revenue recognized in Q3 2021.
Operating Expenses
Operating expenses increased $16,000 to $9.1 million in the third quarter of 2022 compared to $9.1 million in the same period in 2021. The marginal increase was primarily attributed to increased operations and maintenance expenses associated with increased personnel expenses and repairs and maintenance costs, as well as increased regulatory expenses tied to the recent rate case and higher professional fees. These costs were offset by lower deferred compensation expense tied to the stock price.
Operating expenses for the first nine months of 2022 increased $1.1 million or 4.3% to $27.0 million compared to $25.9 million in the same period in 2021. The increase was primarily attributed to increased operations and maintenance expenses associated with increased personnel expenses combined with increased contract services expense, utilities power expense, and repair and maintenance expense. Additionally, the company had increased regulatory expense tied to the recent rate case and higher professional fees. Lastly, depreciation and amortization expense increased approximately $0.2 million.
Other Expenses
Total other expense totaled $468,000 for the third quarter of 2022 compared to other expense of $472,000 in the third quarter of 2021. The $4,000 improvement was primarily attributable to the higher Buckeye growth premium and lower interest expense recognized during the three months ended September 30, 2022, partially offset by the one-time cell tower sale in third quarter of 2021.
Total other expense for the first nine months of 2022 totaled $1.1 million compared to $1.5 million for the same period in 2021. The $0.4 million improvement was primarily driven by the higher Buckeye growth premium and lower interest expense in 2022, partially offset by the one-time cell tower sale in the third quarter of 2021.
Net Income
Net income totaled $1.7 million, or $0.07 per share, in the third quarter of 2022, compared to $1.5 million, or $0.07 per share in the same period in 2021.
Net income increased $1.4 million to $4.7 million, or $0.20 per share in the first nine months of 2022, from $3.3 million, or $0.14 per share in the same period in 2021.

Adjusted EBITDA
Adjusted EBITDA increased $1.1 million, or 21.0%, to $6.1 million in the third quarter of 2022 compared to $5.1 million for the same period in 2021. The increase was primarily driven by increased personnel costs and increased professional fees, partially offset by ICFA revenue recognition in Q3 2021.
Adjusted EBITDA increased $3.4 million, or 24.6%, to $17.4 million for the first nine months of 2022 compared to $13.9 million for the same period in 2021. The increase was primarily attributable to decreased deferred compensation expense tied to stock price, increased personnel costs, and increased professional fees, partially offset by the sale of the communications tower in Q3 2021.
Capital Resources
Cash and cash equivalents totaled $15.6 million at September 30, 2022, as compared to $12.6 million at December 31, 2021. The increase was primarily due to the company's capital raise offset by capital expenditures program as it continued to expand and invest in its infrastructure to support the significant growth experienced within its service area. As of September 30, 2022, the company has no notable near-term cash expenditures, other than a principal payment on its debt obligation in the amount of $1.9 million due in December 2022.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02458 per common share (or $0.29496 per share on an annualized basis), which will be payable on November 30, 2022 to holders of record at the close of business on November 16, 2022.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission. The company plans to continue its aggregation of water and wastewater utilities, which would allow the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of September 30, 2022, active service connections increased by 4,176 or 8.0% to 56,134, compared to 51,958 at September 30, 2021. The increase in active service connections was primarily due to growth in the company's service areas in conjunction with the acquisition of Las Quintas Serenas in November 2021. As of September 30, 2022, the vacancy rate was 0.7%.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and business friendly environment. The area's population has increased throughout 2020 and 2021, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040. The company sees this strong growth outlook as an opportunity to increase active service connections and grow revenues.
Conference Call
Global Water Resources will hold a conference call to discuss its third quarter 2022 results tomorrow, followed by a question-and-answer period.

Date: Thursday, November 10, 2022
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-423-9813
International dial-in number: 1-201-689-8573
Conference ID: 13733968
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 24, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13733968
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 25 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF).
To learn more, visit www.gwresources.com.
Cautionary Statement Regarding Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; and (iv) disposal of assets.
Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our strategy; expectations about future business plans, prospective performance, growth, and opportunities; future financial performance; regulatory and ACC proceedings and approvals, such as the anticipated benefits resulting from Rate Decision No. 78644, including our expected collective revenue increase due to new water and wastewater rates; acquisition plans and our ability to complete additional acquisitions, including the anticipated acquisition of Farmers Water Co. and the expected future benefits; our dividend policy; population and growth projections; technologies; trends relating to our industry, market, population growth, and housing permits; liquidity; plans and expectations for capital expenditures; our intended use of the net proceeds from our August 2022 equity offering; and other statements that are not historical facts as well as statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and subsequent filings with the SEC. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the definitive agreement to acquire Farmers Water Company will be satisfied, including the receipt of ACC approval, and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the definitive agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email contact

Media & ESG Contact:

Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email contact

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$ 1,480	$ 1,338
Depreciable property, plant and equipment	331,279	313,700
Construction work-in-progress	69,307	53,511
Other	697	697
Less accumulated depreciation	(122,155)	(113,380)
Net property, plant and equipment	280,608	255,866
CURRENT ASSETS:
Cash and cash equivalents	15,613	12,637
Accounts receivable — net	2,349	1,994
Customer payments in-transit	439	201
Unbilled revenue	2,767	2,510
Prepaid expenses and other current assets	1,841	1,645
Total current assets	23,009	18,987
OTHER ASSETS:
Goodwill	5,082	5,730
Intangible assets — net	10,259	10,339
Regulatory asset	3,234	2,336
Restricted cash	975	806
Right-of -use asset	1,986	—
Other noncurrent assets	33	10
Total other assets	21,569	19,221
TOTAL ASSETS	325,186	294,074
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	4,050	2,120
Accrued expenses	9,593	9,191
Customer and meter deposits	1,668	1,646
Long-term debt — current portion	3,833	3,975
Leases — current portion	612	—
Total current liabilities	19,756	16,932
NONCURRENT LIABILITIES:
Long-term debt	106,851	108,933
Long-term lease liabilities	1,729	—
Deferred revenue - ICFA	20,870	19,035
Regulatory liability	6,460	7,421
Advances in aid of construction	91,745	84,578
Contributions in aid of construction — net	26,354	21,326
Deferred income tax liabilities — net	3,811	3,269
Acquisition liability	1,762	1,773
Other noncurrent liabilities	814	778
Total noncurrent liabilities	260,396	247,113
Total liabilities	280,152	264,045
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,094,144 and 22,832,013 shares issued as of September 30, 2022 and December 31, 2021, respectively.	239	228
Treasury stock, 224,100 and 182,445 shares at September 30, 2022 and December 31, 2021, respectively.	(2)	(2)
Paid in capital	44,797	29,803
Retained earnings	—	—
Total shareholders' equity	45,034	30,029
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	325,186	294,074
GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES:
Water services	$ 5,824	$ 5,067	$ 15,854	$ 14,303
Wastewater and recycled water services	6,069	5,645	17,770	16,564
Unregulated revenues	—	692	5	739
Total revenues	11,893	11,404	33,629	31,606

OPERATING EXPENSES:
Operations and maintenance	2,775	2,677	8,260	7,656
General and administrative	3,923	4,078	11,579	11,285
Depreciation and amortization	2,429	2,356	7,199	6,990
Total operating expenses	9,127	9,111	27,038	25,931
OPERATING INCOME	2,766	2,293	6,591	5,675

OTHER INCOME (EXPENSE):
Interest income	21	4	25	17
Interest expense	(1,093)	(1,279)	(3,355)	(3,957)
Other	604	803	2,226	2,447
Total other expense	(468)	(472)	(1,104)	(1,493)

INCOME BEFORE INCOME TAXES	2,298	1,821	5,487	4,182
INCOME TAX BENEFIT (EXPENSE)	(612)	(323)	(805)	(919)
NET INCOME	$ 1,686	$ 1,498	$ 4,682	$ 3,263

Basic earnings per common share	$ 0.07	$ 0.07	$ 0.20	$ 0.14
Diluted earnings per common share	$ 0.07	$ 0.07	$ 0.20	$ 0.14
Dividends declared per common share	$ 0.07	$ 0.07	$ 0.22	$ 0.22

Weighted average number of common shares used in the determination of:
Basic	23,467,035	22,634,946	22,937,265	22,614,423
Diluted	23,595,459	22,940,123	23,111,881	22,900,276

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,682	$ 3,263
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	786	2,530
Depreciation and amortization	7,199	6,990
Right of use amortization	104	—
Amortization of deferred debt issuance costs and discounts	33	33
Other losses	(3)	35
Provision for doubtful accounts receivable	79	48
Deferred income tax expense	542	820
Changes in assets and liabilities:
Accounts receivable	(433)	171
Other current assets	(717)	(1,012)
Accounts payable and other current liabilities	1,170	(1,240)
Other noncurrent assets	335	(299)
Other noncurrent liabilities	5,961	3,896
Net cash provided by operating activities	19,738	15,235

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,324)	(11,794)
Cash paid for acquisitions, net of cash acquired	(85)	(5)
Other cash flows from investing activities	(24)	—
Net cash used in investing activities	(25,433)	(11,799)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,075)	(4,950)
Advances in aid of construction	2,145	3,366
Proceeds from stock option exercise	3	4
Principal payments under finance lease	—	(108)
Refunds of advances for construction	(1,105)	(968)
Loan repayments	(103)	(1)
Repayments of bond	(1,917)	—
Proceeds from sale of stock	14,892	—
Net cash (used) provided by financing activities	8,840	(2,657)
DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	3,145	779
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	13,443	21,305
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$ 16,588	$ 22,084

A reconciliation of net income (expense) to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Income	$ 1,686	$ 1,498	$ 4,682	$ 3,263
Income tax expense (benefit)	612	323	805	919
Interest income	(21)	(4)	(25)	(17)
Interest expense	1,093	1,279	3,355	3,957
Depreciation and amortization	2,429	2,356	7,199	6,990
EBITDA	$ 5,799	$ 5,452	$ 16,016 5	$ 15,112
ICFA Revenue Recognition	—	(693)	—	(693)
Fathom Settlement	—	(69)	—	(69)
Management options	45	52	135	278
Gain/loss on disposal of assets	2	—1919	(3)	—
Restricted stock	295	333	949	798
Cell tower sale	—	—	—	(1,486)
Rate case expense write-off	—	—	276	—
EBITDA adjustments	342	(377)	1,357	(1,172)
Adjusted EBITDA	$ 6,141	$ 5,075	$ 17,373	$ 13,940